                                                                     EXHIBIT 8.4



February 10, 2000

PRIVATE & CONFIDENTIAL

The Board of Directors
CMGI, Inc.
100 Brickstone Square
Andover, MA  01810

Dear Board Members:

CMGI, Inc. ("CMGI") has requested the opinion of KPMG LLP ("KPMG") regarding certain United States federal income tax consequences resulting from the proposed acquisition of all of the outstanding stock of uBid, Inc. ("U-Turn") (the "Proposed Acquisition"). This opinion letter has been prepared in response to your request.

Specifically, CMGI has requested KPMG to opine that the Proposed Acquisition should not result in an adverse impact under section 355(e)/1/ which would require Creative Computers, Inc. (CA) ("Creative") or Creative Computers, Inc.
(DE) ("Holdings") to recognize taxable gain on the prior distribution by Creative of the U-Turn stock to Holdings ("Distribution I"), followed by the distribution by Holdings of the U-Turn stock to its shareholders ("Distribution II"; together, the "Distribution"), both of which occurred on June 7, 1999 (the "Distribution Date").

Our opinion letter will be based on the assumption that Distribution I qualified as a tax-free distribution pursuant to sections 368(a)(1)(D) and 355 and Distribution II qualified as a tax-free distribution pursuant to section 355. The Distribution was subject to tax opinion letters issued by PricewaterhouseCoopers ("PwC") on August 28, 1998 (the "1998 PwC Opinion")/2/ and August 31, 1999 (the "1999 PwC Opinion")/3/. Thus, KPMG will not opine on whether the Distribution qualified as a tax-free distribution pursuant to sections 368(a)(1)(D) and 355.

--------------------

/1/ Unless otherwise indicated, all section references are to the Internal Revenue Code of 1986, as amended, and all Regulation section references are to the Treasury Regulations promulgated thereunder.

/2/ The 1998 PwC Opinion was incorporated into the Form S-1/A filed by U-Turn on November 30, 1998 as Exhibit 8.1.

/3/ The 1999 PwC Opinion was incorporated into the Form S-1/A filed by U-Turn on September 1, 1999 as Exhibit 8.1.

The Board of Directors
CMGI, Inc.
February 10, 2000
Page 2


In preparing this opinion, KPMG has relied upon certain factual representations supplied by and representations made by the management and five-percent shareholders/4/ of U-Turn, Creative, and Holdings and the management of CMGI. The factual representations are recited below in the STATEMENT OF FACTS, REPRESENTATIONS, AND APPENDIXES. We have not made any independent investigation of these representations nor of the facts and circumstances discussed herein.


                               STATEMENT OF FACTS

The STATEMENT OF FACTS describes the facts as they existed at all times from June 7, 1997 through the date of the this letter, unless otherwise stated. The use of the present tense should not be interpreted to limit the applicability of the description to the present only. The STATEMENT OF FACTS also incorporates by reference the facts described in the 1998 PwC Opinion and the 1999 PwC Opinion.

GENERAL COMPANY BACKGROUND
--------------------------
HOLDINGS

Holdings is a publicly traded domestic corporation organized under the laws of the state of Delaware. Holdings is a holding company which owns directly all of the outstanding stock of Creative. The only outstanding stock of Holdings is voting common stock. Although Holdings has authorized the issuance of a class of preferred stock, it has not issued any of these shares. Holdings has not issued any securities convertible into stock. Since 1994, Holdings has granted stock options to attract and retain key employees and to compensate members of Holdings' Board of Directors. As of December 31, 1998, Holdings had options outstanding to acquire 904,353 shares of its stock.

Only four persons were five percent shareholders of Holdings at some point during the period beginning June 7, 1997 through the date of this letter. Two of these persons, SC Fundamental/5/ and Amre Youness, disposed of sufficient portions of their Holdings stock

--------------------

/4/ For purposes of this letter, the term "five-percent shareholder" means any person that owns, directly or indirectly, five percent or more of any class of the stock of a corporation.

/5/ "SC Fundamental" refers collectively to The SC Fundamental Value Fund, L.P. and SC Fundamental Value BVI, Ltd.

The Board of Directors
CMGI, Inc.
February 10, 2000
Page 3


before the Distribution Date to reduce their ownership in Holdings to less than five percent./6/

The remaining two five percent shareholders, Frank Khulusi, the President and Chief Executive Officer of Holdings, and Sam Khulusi, a member of the Holdings Board of Directors, were five percent shareholders of Holdings at all times from June 7, 1997 through the date of this letter (including the Distribution Date). On the Distribution Date, Frank and Sam owned approximately 17.5 percent and
18.5 percent, respectively, of the outstanding Holdings common stock.

At all times since the sales by SC Fundamental L.P. and Mr. Youness, described above, the remaining 64 percent of Holdings' stock was widely held and publicly traded on the NASDAQ Stock Exchange, with no five percent shareholders, except as described above. According to the Holdings' Form 10-K filed on March 26, 1999, Holdings had approximately 1,500 public shareholders of record.

CREATIVE

Creative is a domestic corporation organized under the laws of the state of California. Creative is actively involved in the direct sales business. Creative has one class of outstanding stock, voting common stock, all of which is held by Holdings. Creative has not issued any options.

U-TURN

U-Turn is a domestic corporation organized under the laws of the state of Delaware. U-Turn was incorporated on September 19, 1997 as a direct wholly owned subsidiary of Creative. At all times since its incorporation, U-Turn has had only a single class of outstanding stock, voting common stock. Although U-Turn has authorized the issuance

--------------------

/6/ Before November 17, 1998, SC Fundamental owned approximately 9.8 percent of the outstanding Holdings common stock. On that date, SC Fundamental sold 799,500 of its Holdings common stock on the open market. Before January 21, 1999, Amre Youness owned approximately 7.7 percent of the outstanding Holdings common stock. On that date, Mr. Youness sold 201,200 of his Holdings common stock on the open market. To the best of knowledge of the management of Holdings, Creative, and U-Turn, the November 17, 1998 sale by SC Fundamental L.P. and the January 21, 1999 sale by Amre Youness (a) were effected on the open market and completed with an unrelated purchaser; (b) were not placed to a single buyer or group of buyers; (c) were made pursuant to independent investment decisions of SC Fundamental .and Youness, respectively; and (d) were not part of a plan or series of transactions in which one or more persons acquired control of either Holdings or U-Turn. This representation was made to PwC in the 1999 PwC Opinion.

The Board of Directors
CMGI, Inc.
February 10, 2000
Page 4


of a class of preferred stock, it has not issued any of these shares. U-Turn has not issued any securities convertible into stock. As of June 30, 1999, U-Turn's authorized capital consisted of 20 million shares of common stock, $0.001 par value ("common stock") of which 9,146,883 shares were issued and outstanding, and 5 million shares of preferred stock, $0.001 par value ("preferred stock"), none of which was issued and outstanding.

U-Turn is actively involved in the auction sales business. U-Turn's auction sales business was an expansion of the direct sales business of Creative.

U-TURN IPO

On December 4, 1998, U-Turn completed an initial public offering of 1,817,000 shares of its common stock (the "IPO"), leaving Creative with 7,329,883 shares of U-Turn common stock. As of the date of the IPO, U-Turn had options outstanding to acquire 1,038,278 shares of its stock.

Since October 1997, U-Turn has granted stock options to attract and retain key employees. Options issued prior to the IPO were exercisable only in the event of a successful public offering or a sale of U-Turn. As of December 4, 1998, the date of the IPO, U-Turn had options outstanding to acquire 1,380,278 shares of its stock, including options granted under an informal plan and options granted under U-Turn's 1998 Stock Incentive Plan (the "1998 Plan").

The IPO was consummated with the understanding that it would be followed by the Distribution. As detailed below, Merrill Lynch & Company ("Merrill Lynch") and William Blair & Company advised Holdings that U-Turn would raise more per share in an initial offering if the investors understood that U-Turn would be a corporation separate from Holdings and Creative.

At the time of the IPO, U-Turn's objective was to become the Internet auction site of choice for vendors and consumers. U-Turn intended to achieve this objective by pursuing the following key strategies: (1) increasing brand awareness, (2) promoting repeat visits, (3) offering a superior customer experience, (4) continuing to employ sophisticated merchandising techniques, and
(5) developing new revenue opportunities. In furtherance of these goals, U-Turn intended to use, and in fact used, the IPO proceeds for working capital, including its advertising and brand development expenditures and for the development of its infrastructure in order to support growth.

The Board of Directors
CMGI, Inc.
February 10, 2000
Page 5


THE DISTRIBUTION

On June 7, 1999, Creative distributed 7,329,883 shares of U-Turn common stock, representing approximately 80.1 percent of the voting power and value of the outstanding U-Turn common stock, to Holdings in Distribution I. Holdings then immediately distributed this U-Turn common stock to its shareholders in Distribution II. Distribution I was intended to qualify as a tax-free distribution pursuant to sections 368(a)(1)(D) and 355. Distribution II was intended to qualify as a tax-free distribution pursuant to section 355. At the time of the Distribution, the only five percent shareholder of U-Turn was Creative.

Options to purchase Holdings stock that were granted on or prior to December 9, 1998 and that were outstanding as of the Distribution Date, were adjusted to become options to purchase shares of both Holdings and U-Turn common stock. As a result of this adjustment, options to acquire approximately 528,524 shares of U-Turn stock were received by Holdings option holders.

Immediately before the Distribution, U-Turn had options outstanding to acquire approximately 1,868,699 shares of its stock and no options previously granted had been exercised. If these options had been exercised, then the stock issued upon such exercise would have represented approximately 17 percent of the U-Turn outstanding stock immediately before the Distribution.

Creative received the 1998 PwC Opinion regarding certain federal income tax consequences of the Distribution. Specifically, the 1998 PwC Opinion stated that, based solely on the facts, representations, and assumptions stated therein, the Distribution would qualify for tax-free treatment under sections 368(a)(1)(D) and 355.

The Distribution was undertaken for three corporate business purposes. These business purposes were (i) to allow for U-Turn to raise substantially more capital through the IPO, (ii) to retain key employees of U-Turn, including the Chief Executive Officer of U-Turn, by allowing such key employees to participate in the corporate growth of U-Turn while U-Turn is a stand alone publicly traded entity, and (iii) to resolve certain vendor/competitor conflicts that have arisen between Creature's direct sales business and U-Turn's auction sales business. Each of these corporate business purposes was a real and substantial nonfederal tax purpose germane to the business of Holdings, Creative, and U-Turn./7/ These business purposes are detailed in Appendix A. The discussion in Appendix A is taken from the PwC tax memorandum dated May 18, 1999 which provides supporting documentation to the 1998 PwC Opinion.

--------------------

/7/ This summary of the corporate business purposes was listed in the 1999 PwC Opinion.

The Board of Directors
CMGI, Inc.
February 10, 2000
Page 6


It has been represented to us by Creative, as to Creative and its shareholders, and by U-Turn, as to U-Turn and its shareholders, that on the Distribution Date, the management and five-percent shareholders of Creative and U-Turn did not intend that one or more persons would acquire a fifty percent of greater interest in Creative or U-Turn during the two-year period following the Distribution. Instead at such time, the management and five-percent shareholders of Creative and U-Turn intended for U-Turn to pursue opportunities to expand its auction sales business as an independent company. The discussion of the IPO and the Distribution in the public documents, including Form S-1 filed with the Securities and Exchange Commission, is consistent with this intent to remain an independent company, and does not implicitly or explicitly express any expectation that U-Turn would be acquired after the Distribution.

Immediately after the Distribution, none of the executive officers of Holdings were executive officers of U-Turn. However immediately after the Distribution, Frank Khulusi was a member of the Board of Directors of U-Turn and a member of the Board of Directors of Holdings. On November 26, 1999, Frank Khulusi resigned as a member of the Board of Directors of U-Turn.

U-TURN SECONDARY OFFERING

At the time of the IPO, U-Turn anticipated that the proceeds from the IPO, together with its existing capital accounts at such time, would be sufficient to meet its capital requirements through the twelve month period subsequent to the IPO. Thereafter, U-Turn expected that it would be required to raise additional funds. Accordingly, on September 24, 1999 (the "Secondary Offering Date"), U-Turn completed a follow-on public offering of 2,300,000 shares of common stock (the "Secondary Offering").

On the Secondary Offering Date, U-Turn's objective was to leverage its technology, brand name, and customer base to enhance its position as a leading online auction marketplace for consumers and businesses. The key elements of U-Turn's strategy on the Secondary Offering Date were: (1) to continue to increase traffic to its site, (2) to enter additional markets, (3) to broaden category offerings, and (4) to increase revenue sharing and commission based arrangements.

U-Turn intended to use, and in fact used, the Secondary Offering proceeds in furtherance of these goals. Specifically, U-Turn used the proceeds for general corporate purposes, including increased sales and marketing expenditures, working capital, capital expenditures, investments in systems and infrastructure.

The Board of Directors
CMGI, Inc.
February 10, 2000
Page 7


Creative received the 1999 PwC Opinion regarding certain federal income tax consequences of the Secondary Offering. Specifically, the PwC tax opinion stated that, based solely on the facts, representations, and assumptions stated therein, section 355(e) should not apply to the Distribution as a result of the Secondary Offering. If section 355(e) had applied as a result of the Secondary Offering, Creative and/or Holdings would have been required to recognize gain on the Distribution

Immediately before the Secondary Offering, U-Turn had options outstanding to acquire approximately 2,397,223 shares of its stock and no options previously granted had been exercised. If these options had been exercised, then the stock issued upon such exercise would have represented approximately 20.8 percent of the U-Turn outstanding stock immediately before the Secondary Offering.

Immediately before the Secondary Offering, the stock sold by U-Turn in the IPO and the shares subject to option totaled 4,214,223 shares, and would have constituted 36.5 percent of the outstanding stock had all of the options been exercised before the Secondary Offering.

Immediately after the Secondary Offering, the public shareholders resulting from the IPO, the holders of shares attributable to option exercises, and the public shareholders resulting from the Secondary Offering owned 4,117,000 shares, constituting 36.0 percent, of the U-Turn outstanding stock. If all the outstanding options were exercised immediately after the Secondary Offering, the public shareholders resulting from the IPO, the holders of shares attributable to option exercises, and the public shareholders resulting from the Secondary Offering would have owned 6,514,223 shares, constituting 47.0 percent, of the U-Turn outstanding stock.

As of January 31, 2000, there were options outstanding to acquire 2,790,971 shares of U-Turn stock, of which 441,975 were received by Holdings option holders upon the Distribution. During the period beginning on the Distribution Date and ending January 31, 2000, 146,512 options were exercised, of which 67,887 were received by Holdings option holders upon the Distribution.

Since June 7, 1999, U-Turn has only had two five-percent shareholders, Frank Khulusi and Sam Khulusi. As of September 24, 1999, Frank Khulusi and Sam Khulusi owned approximately 11.6 percent and 12.1 percent, respectively, of the outstanding U-Turn stock.

The Board of Directors
CMGI, Inc.
February 10, 2000
Page 8


BACKGROUND OF THE PROPOSED ACQUISITION
--------------------------------------

On January 12, 2000, Mr. Greg Jones, the Chief Executive Officer of U-Turn, made initial contact with Mr. David Wetherell, the President and Chief Executive Officer of CMGI, to discuss and explore potential business arrangements which would be mutually beneficial to U-Turn and to CMGI. This conversation was made via an "out-of-the-blue" telephone call made by Mr. Jones to Mr. Wetherell. Prior to this conversation, Mr. Jones and Mr. Wetherell had never met or spoken. During the course of this conversation or thereafter, Mr. Wetherell stated that CMGI might have an interest in pursuing an acquisition of all of the outstanding stock of U-Turn (the "Proposed Acquisition"). On January 14, 2000, CMGI executed a confidentiality agreement with U-Turn.

During the period beginning June 7, 1999 and ending January 12, 2000, Mr. Jones would often contact and often be contacted by the management of other companies to discuss and explore potential business arrangements which would be mutually beneficial to U-Turn and to such other companies. Often, these contacts would result in business arrangements not involving equity interests in U-Turn. U-Turn did not pursue any substantial discussions, negotiations, agreements, understandings or other arrangements with these companies with respect to equity ownership in U-Turn.

Some examples of business arrangements are: (1) U-Turn entered into an agreement with Cahners Business Information, and Surplus Record, Inc. to create co-branded websites that provide auction services for industrial equipment; (2) U-Turn entered into an agreement with LibertyOne to provide LibertyOne access to its auction technology and brand name in exchange for a licensing fee, payments for professional services and future royalties from its auction sales; and (3) U-Turn established marketing relationships with AOL, MSN/LinkExchange, PCWorld Online, LookSmart, Prodigy, and Infoseek.

On January 21, 2000, Mr. Jones, made initial contact with Merrill Lynch, U-Turn's investment banker and advisor, to discuss the potential business relationship with CMGI. U-Turn had developed a relationship with Merrill Lynch during the course of the IPO and the Secondary Offering. Before this call, neither Mr. Jones, nor any other representative or agent of U-Turn ever substantially discussed a transaction involving an acquisition or issuance of U-Turn stock with Merrill Lynch or any other investment banker or similar institutions, except with respect to the IPO and Secondary Offering.

On January 26, 2000, the Board of Directors of U-Turn ratified the appointment of Merrill Lynch as U-Turn's investment banker with regard to the potential business relationship with CMGI. On January 27, 2000, U-Turn executed a engagement letter with Merrill Lynch.

As of the date of this letter, CMGI and U-Turn are still in discussions regarding the Proposed Acquisition.

The Board of Directors
CMGI, Inc.
February 10, 2000
Page 9


                                 REPRESENTATIONS

The management and five-percent shareholders of U-Turn and Creative/8/ and the management of CMGI have made the following representations in connection with this opinion letter:

1. There were no discussions, negotiations, agreements, understandings, or other arrangements between the management of U-Turn or Creative and CMGI or, to the knowledge of U-Turn or Creative, between any five-percent shareholder of U-Turn or Creative and CMGI prior to January 1, 2000 regarding an acquisition, merger, investment (including private and public offering of stock or securities convertible into stock), partnership, or any other investment relationship (a "CMGI Transaction") between Creative and CMGI.

2. Prior to January 1, 2000, CMGI and to the knowledge of CMGI, any five-percent shareholder of CMGI had no intention of entering into a CMGI Transaction between CMGI and U-Turn or Creative.

3. There were no substantial discussions, negotiations, agreements, understandings, or other arrangements between the management of Creative and any other party or, to the knowledge of Creative, between any five-percent shareholder of Creative and any other party during the time period beginning June 1, 1997 and ending January 1, 2000 regarding an acquisition, merger, or stock investment (including private and public offering of stock or securities convertible into stock, but excluding the grant or exercise of employee stock options) involving ten percent or more of the stock of Creative (a "Creative Ten Percent Transaction").

4. There were no substantial discussions, negotiations, agreements, understandings, or other arrangements between the management of Creative and any other party or, to the knowledge of Creative, between any five-percent shareholder of Creative and any other party during the time period beginning June 1, 1997 and ending June 7, 1999 regarding an acquisition, merger, or stock investment (including private and public offering of stock or securities convertible into stock, but excluding the grant and


--------------------

/8/ For purposes of the Representations, any references to Creative should be interpreted to include both Creative and Holdings.

The Board of Directors
CMGI, Inc.
February 10, 2000
Page 10


     exercise of employee stock options) involving ten percent or more of the stock of U-Turn (a "U-Turn Ten Percent Transaction"), with the exception of the IPO, the pre-IPO discussions with Merrill Lynch, the Distribution, and the Secondary Offering.

5. There were no substantial discussions, negotiations, agreements, understandings, or other arrangements between the management of U-Turn and any other party or, to the knowledge of U-Turn, between any five-percent shareholder of U-Turn and any other party during the time period beginning June 1, 1997 and ending January 1, 2000 regarding a U-Turn Ten Percent Transaction, with the exception of the IPO, the Distribution, and the Secondary Offering.

6. Neither U-Turn or Creative nor, to the knowledge of U-Turn or Creative, any five-percent shareholder of U-Turn or Creative had any discussions with an investment banker, advisor, or other agent prior to January 1, 2000 regarding a CMGI Transaction with CMGI.

7. The Distribution was not motivated in whole or substantial part by an intention to increase the likelihood or facilitate a Creative Ten Percent Transaction or, with the exception of the IPO and the Secondary Offering, a U-Turn Ten Percent Transaction.

8. The Distribution was not motivated in whole or substantial part by an intention to decrease the likelihood of an acquisition of Creative or U-Turn by separating Creative and U-Turn.

9. On the date of the Distribution, neither U-Turn, Creative nor any five-percent shareholder of U-Turn or Creative intended that one or more persons would acquire a fifty percent or greater interest in Creative or U-Turn during the two-year period following the Distribution.

10. Except for open market transactions typical of any company with securities traded on the NASDAQ market, all dispositions of Creative and U-Turn shares occurring during the period beginning June 7, 1997 through the date of this letter which are known to U-Turn are disclosed in the above STATEMENT OF FACTS.

11. All representations made by U-Turn and Creative in the 1998 PwC Opinion were true and accurate as of the date of the Distribution, and the management of U-Turn and Creative are not aware of any events or conditions occurring subsequent to the Distribution which would make any of the representations not true and accurate as of the date of the Distribution. The representations made in the 1998 PwC Opinion are listed on Appendix B.

The Board of Directors
CMGI, Inc.
February 10, 2000
Page 11


12. All representations made by U-Turn and Creative in 1999 PwC Opinion were true and accurate as of the date of the Secondary Offering, and the management of U-Turn and Creative are not aware of any events or conditions occurring subsequent to the Distribution which would make any of the representations not true and accurate as of the date of the Secondary Offering. The representations made in the 1999 PwC Opinion are listed on Appendix C.


                                SCOPE OF OPINION

The opinions contained in this letter are based on the facts, assumptions and representations stated herein. You represented to us that you have provided us with all facts and circumstances that you know or have reason to know are pertinent to this opinion letter. If any of these facts, assumptions or representations are not entirely complete or accurate, it is imperative that we be informed immediately in writing as the incompleteness or inaccuracy could cause us to change our opinions.

We have not reviewed all the documents necessary to effectuate the transactions described in this letter, and we assume that all necessary documents will be executed properly under applicable law and that all necessary steps will be taken to effectuate the transactions as required by applicable federal, state or local law.

In various sections of this letter, for ease of understanding and as a stylistic matter, we may use language (such as "will"), which might suggest that we reached a conclusion on an issue at a standard different from "should prevail." Such language should not be so construed. Our conclusions on any issue discussed in this opinion letter do not exceed a "should prevail" standard.

Our opinions in this letter are limited to those specifically set forth herein under the heading OPINION. KPMG expresses no opinion with respect to any other federal, state, local, or foreign tax or legal aspect of the IPO, Distributions, Secondary Offering, Proposed Acquisition, or any other transactions described herein. No inference should be drawn on any other matter not expressly addressed under the heading OPINION.

In rendering our opinions, we are relying upon the relevant provisions of the internal revenue laws, including the Internal Revenue Code of 1986, as amended, the regulations thereunder, and judicial and administrative interpretations thereof -- all as in effect on the date of this letter. These authorities are subject to change or modification retroactively and/or prospectively and any such change could affect the validity or correctness of our

The Board of Directors
CMGI, Inc.
February 10, 2000
Page 12


opinions. We will not update our advice for subsequent changes or modifications to the law and regulations or to the judicial and administrative interpretations thereof, unless you separately engage us to do so in writing after such subsequent change or modification.

These opinions are not binding on the Internal Revenue Service, any other tax authority, or any court, and no assurance can be given that a position contrary to that expressed herein will not be asserted by a tax authority and ultimately sustained by a court.

This opinion is solely directed to the Board of Directors of CMGI. Therefore, this opinion cannot be relied upon by any person or persons other than CMGI.

This opinion may not be included in any documents available to any third parties, or be incorporated by reference in any documents available to such third parties, without the express written consent of KPMG. KPMG consents to referencing this opinion in CMGI's Form S-4 to be filed with the Securities and Exchange Commission and to the filing of this opinion as an exhibit to CMGI's Form S-4.


                                     OPINION

Based solely upon the STATEMENT OF FACTS and REPRESENTATIONS listed above, as limited by the SCOPE OF OPINION above, and assuming that the Distributions qualified as a tax-free distributions pursuant to sections 368(a)(1)(D) and 355, it is the opinion of KPMG that:

         The Proposed Acquisition of all of the outstanding stock of U-Turn by CMGI should not result in an adverse impact under section 355(e) which would require Creative and/or Holdings to recognize taxable gain on the Distributions.

The Board of Directors
CMGI, Inc.
February 10, 2000
Page 13


If you have any question, please contact me at (617) 988-1008.

Very truly yours,


KPMG LLP


/s/ Robert B. Haran

Robert B. Haran
Principal, Boston Mergers and Acquisitions Tax Group


cc:      Stan Wiseberg, KPMG LLP - Washington
         William Connolly, KPMG LLP - Boston
         Steven Krohn, KPMG LLP - Boston
         Lisa Kelloway, KPMG LLP, Washington National Tax
         John Geracimos, KPMG LLP, Washington National Tax
         Tas Parafestas, The Bollard Group LLC
         William Caporizzo, Hale and Dorr
         Alfred L. Browne III, CMGI, Inc.

The Board of Directors
CMGI, Inc.
February 10, 2000
Page 14


APPENDIX A:  CORPORATE BUSINESS PURPOSES
----------------------------------------

The following discussion is taken from the PwC tax memorandum dated May 18, 1999 which provides supporting documentation to the 1998 PwC Opinion.

The distribution of the stock of U-Turn by Creative to Holdings, and the distribution of the stock of U-Turn by Holdings to Holdings shareholders is being completed for three main business purposes. The business purposes for the distribution of U-Turn are (i) to allow for U-Turn to raise substantially more capital through a public offering, (ii) to retain key employees, including the Chief Executive Officer of U-Turn, by allowing such key employees to participate in the corporate growth of U-Turn while U-Turn is a stand alone publicly traded entity, and (iii) to resolve certain vendor/competitor conflicts that have arisen between Creative's direct sales business and U-Turn's auction sales business. Each of these three corporate business purposes are discussed in detail below.

     1.   U-Turn Public Offering
     ---------------------------

          Prior to the spin-off, U-Turn offered a portion of its stock for sale to the market in an initial public offering. In this initial public offering which occurred on December 9, 1998, U-Turn sold its common stock, such that, immediately prior to the distribution of U-Turn stock by Creative and then Holdings, Creative and then Holdings will own at least 80% of the outstanding common stock of U-Turn taking into account common stock issued in U-Turn's initial public offering, and, if any, common stock issued upon exercise of options to acquire U-Turn stock. As discussed below, the stock offering was necessary to provide U-Turn with the magnitude of capital necessary to become a market leader in the Auction Sales Business, with such offering generating substantially more capital since completed with investors having a guarantee that U-Turn would be distributed by Creative and Holdings, and would be a stand alone entity, rather than a controlled subsidiary of Holdings, following the distribution.

          The Auction Sales Business represents cutting edge technology in the sales field. Currently, although there are over 100 auction sites on the internet, there are only a handful of companies generating revenues of over $2,000,000 per month. U-Turn is already generating revenues of this magnitude. However, the barriers to entry into the internet auction sales business are relatively low, thereby allowing new competitors into the market on a regular basis. Thus, there is an immediate need to quickly expand the Auction Sales Business and become a dominant market leader in the business of internet auction sales. This expansion is planned
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The Board of Directors
CMGI, Inc.
February 10, 2000
Page 15


          to be completed through adding additional auction sites, of which U-Turn currently has only one. Further, U-Turn is attempting to increase the number of weekly auctions conducted in each site. In order to be dominant in the marketplace, the management of U-Turn believe that it is necessary to increase brand recognition, attract new and repeat customers, and continue to provide a compelling shopping experience. Such activities require substantial capital infusions, to an extent not possible through funding by the Direct Sales Business. For this reason, the management of U-Turn and Holdings have determined that it is necessary to complete a public offering of the U-Turn stock, thus raising capital from the public market.

          An example of an online auction company that recently completed its initial public offering is Onsale, Inc. ("Onsale"). Onsale began business during May, 1995, and sold its shares to the public during the first quarter of 1997. Other securities offerings by other internet retailing companies that have been completed during the past year include Amazon.com, Cdnow, N2K, and Preview Travel.

          Based on information provided by Holdings' investment banking firm, a stock offering by U-Turn as a stand alone entity would have raised substantially more capital than such an offering while U-Turn was a controlled subsidiary of Holdings. This amount of capital could have been raised efficiently while U-Turn was a wholly owned subsidiary of Creative, given that the prospectus for U-Turn's initial public offering stated that the U-Turn stock would be distributed within six months following such offering. This statement provided investors with strong assurance that U-Turn would not be operating as a subsidiary of Holdings and Creative following the spin-off.

          As documented in a letter from Holdings' investment banking firms, William Blair & Company and Merrill Lynch & Company, the firms believed that an offering of the stock of U-Turn could be priced at a multiple which exceeded Creative's trading multiple at the time of the analysis. William Blair & Company further stated that an offering of the stock of U-Turn at these levels would have lowered U-Turn's overall cost of capital and substantially reduced dilution to the U-Turn shareholders.

          William Blair & Company has concluded that if there is a concern that Creative would continue to control U-Turn for the foreseeable future through ownership of stock, the commitments of U-Turn's management, employees, lenders, vendors, suppliers and investors could be withheld and U-Turn's business plan thereby

The Board of Directors
CMGI, Inc.
February 10, 2000
Page 16


          undermined. Additionally, if Creative's commitment to spinning off U-Turn was not made clear, potential equity investors and debt holders might be suspicious of Creative's motives with respect to the control of U-Turn, and thus follow through investments in, or extension of credit to, U-Turn may be difficult to obtain.

          William Blair & Company also has concluded that with respect to management and other personnel, a new board of directors, not merely an extension of Creative's current board, was necessary in order to attract the talent needed to achieve U-Turn's objectives. The investment banking firm also stated that it was necessary to represent to lenders, creditors and vendors that U-Turn would be completely independent of Creative after the spin-off in order to reduce or eliminate the tendency to seek indemnities, cross collateralizations, and credit support from Creative where there is a continuing relationship. Lastly, William Blair & Company has concluded that if Creative was not committed to the spin-off of U-Turn, investors in U-Turn would demand a discount on the stock of U-Turn if purchased while a subsidiary of Creative, because only the stock of U-Turn issued in the subsidiary offering would have been freely tradable, thereby making the investment fairly illiquid.

          It is anticipated that the spin-off of the U-Turn stock by Holdings to the Holdings shareholders will occur not sooner than six months and not later than twelve months from the date of U-Turn's initial public offering.

     2.   Retention of Key Employees
     -------------------------------

          Although the Auction Sales Business represents an expansion of the Direct Sales Business, the nature of the Auction Sales Business requires specialized talents not necessarily required in the Direct Sales Business. The Auction Sales Business is characterized by the use of cutting edge technology to allow customers to purchase products at prices that are truly market driven.

          While the Auction Sales Business was an idea formulated by Frank Khulusi, the President and Chief Executive Officer of Holdings, the time and attention needed to launch the Auction Sales Business was problematic. The Auction Sales Business was developing slowly during early to mid-1997, with the management of Holdings realizing an urgency to bring the Auction Sales Business to the market. As with any newly created high tech business operation, the Auction Sales Business needed significant capital investment, as well as an executive to develop what were largely only ideas of new sales technology.

The Board of Directors
CMGI, Inc.
February 10, 2000
Page 17


          In order to launch the Auction Sales Business, it was necessary for Holdings to locate an executive with both deep technical skills in the computer and information technology fields, but also a proven marketing track record. Further, since the Auction Sales Business represents a newly created, fast growing business, any executive chosen to oversee the Auction Sales Business must have knowledge of the capital markets in the event of an initial public offering.

          After an extensive executive search, Holdings identified Gregory K. Jones ("Jones") as the President and Chief Executive Officer of U-Turn, which now held the Auction Sales Business. Jones was hired by U-Turn due to his unique combination of customer service, and sales and operational experience with companies that have experienced significant growth. In order to lure Jones to U-Turn, it was necessary for U-Turn to offer Jones options to acquire an equity interest in U-Turn. Instead, Jones sought an equity interest in U-Turn that allows him to realize the benefits of U-Turn stock ownership as U-Turn grows and prospers under his management. Other key employees followed suit with Jones, and accepted employment with U-Turn, taking options to acquire U-Turn stock as incentive compensation.

          After joining U-Turn during November, 1997, Jones first launched the U-Turn web site, a process that had been stalled for six months prior to his arrival. While launching the U-Turn web site, Jones also assembled his team of key management and employees. Jones negotiated employment agreements with all new employees. Jones was also initially responsible for all new business of U-Turn. In this capacity, Jones led the advertising and marketing function for U-Turn, and also selected and procured all merchandise that U-Turn was to sell in its auction business.

          As a primary business purpose for the distribution of the stock of U-Turn by Creative and Holdings, U-Turn completed its public offering on December 9, 1998. Under the terms of the stock option plan, key employees could exercise their options to acquire U-Turn's stock, subject to the option's vesting schedule, upon the earlier of the Distribution, or 18 months following the offering date. Upon exercise of all his options, Jones would hold approximately 5 percent of the value of the currently outstanding U-Turn stock, with the key employees as a group holding approximately 12.5 percent of the value of the outstanding U-Turn stock, all subject to dilution provisions, with such percentages decreasing due to the issuance of additional shares in U-Turn's public offering. Since over 60 percent of the U-Turn stock is publicly held following the spin-off, ownership of

The Board of Directors
CMGI, Inc.
February 10, 2000
Page 18


          approximately 12.5 percent (subject to dilution as a result of the offering) of the U-Turn stock by U-Turn key employees represents a substantial stock holding./9/

          Compensating key employees with U-Turn stock cannot be accomplished via an alternative nontaxable transaction. For example, awarding U-Turn's key employees with Holdings' stock options represents a substantially different compensation award. This is due to the substantially large size of the Direct Sales Business as compared to U-Turn. Due to this disparity in size of the two businesses, the value of the Holdings stock does not reflect the activities of U-Turn to the degree necessary to allow key employees of U-Turn to be adequately compensated for their own efforts within U-Turn. Additionally, the stock of U-Turn, while U-Turn is a controlled subsidiary of Holdings, does not represent as valuable an asset in the hands of the key employees as stock in a stand alone U-Turn. This is due to the lack of a market for the U-Turn stock even after the initial public offering of U-Turn common stock. The marketability of U-Turn common stock will increase following the spin-off of U-Turn due to the receipt of U-Turn common stock by public shareholders of Holdings. Further, while a controlled subsidiary of Holdings, the key employees have no assurance that Holdings will not attempt to extract value and corporate earnings from U-Turn into the Direct Sales Business. Such an action could reduce the growth of U-Turn, while also preventing the key employees from realizing the value of their efforts in expanding U-Turn business.

          While the auction sales business of U-Turn represented an extension of the direct sales business of Creative, the unique nature of the U-Turn's selling processes, when coupled with Creative's existing distributor relationships, presented obstacles to U-Turn's continued growth and success.

     3.   Vendor/Competitor Issues
     -----------------------------

          Certain manufacturers of the computers and computer related products sold by both the Creative direct sales business and the U-Turn auction sales business view a conflict of interest between U-Turn and Creative. The conflict of interest arises from the fact that Creative sells computers and computer related products at discounted prices through its direct mail catalogs and the internet. Certain manufacturers are hesitant to sell their excess inventory to U-Turn, where U-Turn would provide an efficient means of disposition of such excess inventory, due to a

--------------------

/9/ It should be noted that approximately 20 percent of the outstanding uBid stock options will be vested, and thus could be exercised, immediately after the spin-off of uBid.

The Board of Directors
CMGI, Inc.
February 10, 2000
Page 19


          fear on the manufacturers' behalf that the excess inventory will be sold in Creative's catalogs, thereby directly competing with the manufacturers. Likewise, other manufacturers do not want to jeopardize any existing catalog sales that their products may have through the direct sales business by having their products sold via U-Turn's auction sales business. A complete separation of U-Turn from Creative resolved this potential conflict.

          Another inhibitor to U-Turn's success resulting from U-Turn's relationship with Creative arises from certain manufacturer restrictions placed on all members of the Creative affiliated group. Creative, which sells computers and computer related products at discounted prices, is restricted on selling many current products. These restrictions prevent Creative from advertising certain products at discounted prices. If Creative were to violate these restrictions, Creative would lose substantial advertising revenue that would otherwise be generated from the manufacturers. As part of its normal business operations, U-Turn may have the opportunity to obtain new products for sale on its auction web site. These products may be obtained by U-Turn through sales returned to retailer, or through the purchase of new products from a liquidating business. These new products often offer the possibility of substantial revenues and profits to U-Turn. However, due to the potential loss of advertising revenue under the affiliated group-wide contracts with manufacturers, U-Turn cannot sell these new products. Thus, U-Turn must turn down potential new product purchases, which ultimately wind up in the hands of U-Turn's competition. As a separate stand alone entity, U-Turn would not be subject to the restrictions placed upon the direct sales business of Creative, and would therefore be able to acquire new products for resale in the auction sales business.

          Additionally, under Creative's contractual relationships with its vendors, Creative cannot sell any of its products outside the United States. This restriction is common to companies in the direct sales business, such as Creative, in order to allow the vendors to control the distribution channels for their products. However, because Creative cannot sell its products outside the United States, U-Turn is also currently prevented from selling its products outside the United States. It is estimated that the amount of lost revenue to U-Turn as a result of this restriction could be as high as 50 percent of its current revenue. If U-Turn were to be distributed by Creative and Holdings, as a stand alone entity U-Turn would no longer be subject to these restrictions to selling products solely within the United States.

The Board of Directors
CMGI, Inc.
February 10, 2000
Page 20


          A final vendor/competitor conflict could potentially arise as U-Turn attempts to purchase products from other computer resellers. Although this conflict has not occurred to date, the management of Creative and U-Turn believe that this conflict could arise as U-Turn's volume increases. Creative's direct sales business purposes products from manufacturers, and then resells such product through direct mail catalogs, the internet, and other conventional means. When Creative determined that it holds excess inventory of a particular product, Creative may sell such product to U-Turn, which in turn sells the excess product on its auction sales web site./10/ This method of disposing of excess inventory has proved very cost efficient to both Creative and U-Turn. Other computer and computer related product resellers also have the problem of excess inventory, and are thus potential customers of U-Turn's. However, because U-Turn is currently an affiliate of Creative, and the third party resellers view Creative as a competitor in the market, such third party resellers may not be willing to sell their excess inventory to U-Turn. As a stand alone company following the spin-off, U-Turn would have access to these third party resellers, and could therefore tap what otherwise may be an unavailable market for obtaining products to sell in its auction sales business.

          Following the spin-off of U-Turn by Creative and Holdings, U-Turn and Holdings will share one board member. Frank Khulusi will remain a member of the U-Turn board and the Holdings board. However, Frank Khulusi's membership on the U-Turn board will be temporary, with Frank Khulusi removing himself from the U-Turn board once a replacement member is found. It is currently anticipated that Frank Khulusi will remain a member of the U-Turn board for less than one year following the spin-off of U-Turn. U-Turn and Holdings will not share any other management.


--------------------

/10/ It should be noted that Creative also sells its excess products to competitors of U-Turn.

The Board of Directors
CMGI, Inc.
February 10, 2000
Page 21


APPENDIX B: REPRESENTATIONS MADE IN THE 1998 PwC OPINION
--------------------------------------------------------

1. Holdings, Creative, U-Turn, and the shareholders of Holdings will each pay their own expenses, if any, incurred in connection with the Distribution.

2. Any indebtedness owed by U-Turn to Creative after the Distribution will not constitute stock or securities.

3. No part of the consideration to be distributed by Holdings or Creative is being received by a shareholder as a creditor, employee, or in any capacity other than that of a shareholder of the distributing corporation.

4. The 5 years of financial information submitted on behalf of Creative is representative of Creative's present operation, and with regard to Creative, there have been no substantial operational changes since the date of the last financial statements.

5. The financial information submitted on behalf of the Auction Sales Business (for each year of its existence) is representative of the Auction Sales Business' present operations, and with regard to the Auction Sales Business, there have been no substantial operational changes since the date of the last financial statements submitted.

6. Immediately after the Distribution, at least 90 percent of the fair market value of the gross assets of Holdings will consist of the stock and securities of Creative and Computability Limited.

7. Following the Distribution, other than U-Turn's use of certain Creative employees for which U-Turn will compensate Creative at an arms length price, Holdings, Creative and U-Turn will each continue the active conduct of its business, independently and with its separate employees.

8. The distribution of the stock of U-Turn is carried out for the following corporate business purposes: (i) to attract and retain key employees, (ii) to facilitate an offering of the stock of U-Turn, and (ii) to resolve certain competitive restraints with vendors. The distribution of the stock, or stock and securities, of U-Turn is motivated, in whole or substantial part, by one or more of these corporate business purposes.

9. There is no plan or intention by any shareholder who owns five percent or more of the stock of Holdings, and the management of Holdings, to the best of its knowledge, is not aware of any plan or intention on the part of any particular remaining shareholder

The Board of Directors
CMGI, Inc.
February 10, 2000
Page 22


     of Holdings to sell, exchange, transfer by gift, or otherwise dispose of any stock in, or securities of, either Holdings or U-Turn after the Distribution.

10. There is no plan or intention by either Holdings or U-Turn, directly or through any subsidiary corporation, to purchase any of its outstanding stock after the Distribution.

11. There is no plan or intention to liquidate either Holdings, Creative or U-Turn, to merge any of the corporations with any other corporation, or to sell or otherwise dispose of the assets of any of the corporations after the Distribution, except in the ordinary course of business.

12. Holdings, Creative, and U-Turn neither accumulated their receivables nor made extraordinary payments of their payables in anticipation of the Distribution.

13. Other than trade account indebtedness created in the ordinary course of business through continuing arms-length transactions or through execution of certain intercompany agreements entered into between Holdings, Creative, and U-Turn, no intercorporate debt will exist between Holdings, Creative, and U-Turn at the time of, or subsequent to, the distribution of U-Turn's stock.

14. Immediately before the distribution, items of income, gain, loss, deduction, and credit will be taken into account as required by the applicable intercompany transaction regulations.

15. Payments made in connection with all continuing transactions between Holdings, Creative, and U-Turn will be for fair market value based upon terms and conditions arrived at by the parties bargaining at arm's length.

16.  No two parties to the transaction are investment companies as defined in section 368(a)(2)(F)(iii) and (iv).

17. The payment of cash in lieu of fractional share interests of U-Turn common stock, if any, is solely to avoid the expense and inconvenience to Holdings of issuing fractional share interests, and does not represent separately bargained for consideration. The total amount of cash received in lieu of fractional share interests of U-Turn stock will be less than 1 percent of the total fair market value of the U-Turn stock distributed by Holdings.

18. The distribution of the stock of U-Turn by Creative and the distribution of the stock of U-Turn by Holdings, will occur within twelve months from the date of U-Turn's initial public offering.

The Board of Directors
CMGI, Inc.
February 10, 2000
Page 23


19. Taking into account stock issued under U-Turn's stock option plan prior to the distribution of U-Turn's stock, and U-Turn stock sold in U-Turn's initial public offering, Creative will be in control of U-Turn, as defined in section 368(c), at the time of Creative's distribution of the U-Turn stock.

20. Taking into account stock issued under U-Turn's stock option plan prior to the distribution of U-Turn's stock, and U-Turn stock sold in U-Turn's initial public offering, Holdings will be in control of U-Turn, as defined in section 368(c), at the time of Holdings' distribution of the U-Turn stock.

21. In no event will 50 percent or more of the total combined voting power of all classes of stock entitled to vote or 50 percent or more of the total value of shares of all classes of stock of Holdings or U-Turn, directly or indirectly, be offered to the public, acquired by or issued to one or more persons, or issued through option exercises during the four-year period beginning on the date which is two years before the date of the Distribution, unless it is established that the Distribution and the offering of the Holdings or U-Turn stock to the public, the acquisition or issuance of the Holdings or U-Turn stock by or to one or more persons, or the issuance of the Holdings or U-Turn stock through option exercises are not pursuant to a plan or series of related transactions.

22. Following the four year period beginning two years before the date of the Distribution, there is no plan or intention for 50 percent or more of the total combined voting power of all classes of stock entitled to vote or 50 percent or more of the total value of shares of all classes of stock of Holdings or U-Turn, directly or indirectly, to be offered to the public, acquired by or issued to one or more persons, or to be issued through option exercises.

23. No liabilities will be transferred to U-Turn or assumed by U-Turn, and other than the contribution of certain software contracts, no assets will be transferred to U-Turn in connection with the distribution.

The Board of Directors
CMGI, Inc.
February 10, 2000
Page 24


APPENDIX C: REPRESENTATIONS MADE IN THE 1999 PWC OPINION
--------------------------------------------------------

1. To the best of the knowledge of the management of Holdings, Creative, and U-Turn, each sale of Holdings shares by Amre Youness and SC Fundamental L.P. was: (a) effected on the open market and completed with unrelated purchaser(s); (b) not placed to a single buyer or group of buyers; (c) made pursuant to an independent investment decision of each seller; and (d) not part of plan or series of transactions in which one or more persons acquired control of either Holdings or U-Turn.

2. Shares of U-Turn issued under the U-Turn stock option plan are not issued pursuant to a plan or series of related transactions intended to allow a person or persons to acquire control of U-Turn. All stock options issued under U-Turn's stock option plan were issued to employees of U-Turn in the ordinary course of U-Turn's business.

3. Except for open market transactions typical of any company with securities traded on the NASDAQ market, all dispositions of Holdings, Creative, and U-Turn shares occurring during the four year period beginning two years prior to the Distribution have been disclosed to PwC.